Exhibit 99

PRESS RELEASE

Shengrui Resources Co. Ltd….Files Articles of Merger with Richland Resources Corp., Announces Board Assignments and Executive Office Relocation

April 07, 2011

Sulphur Springs, TX. (PRWeb)--- On April 2, 2011, Shengrui Resources Co. Ltd. (OTCQB: SRUI) (the “Company”) filed its Articles of Merger with the Nevada Secretary of State to merge with its wholly owned subsidiary, Richland Resources Corp., and assume the subsidiary’s name. The subsidiary was incorporated entirely for the purpose of effecting this name change and the merger did not affect the Company’s Articles of Incorporation or corporate structure in any other way.  The Articles of Merger and the plan of merger are available upon request and within the Company’s Form 8-K current report filing.

The Company is filing documents with FINRA to process the name change and to obtain a new ticker symbol.  The Company will continue to trade under its old name and ticker symbol until such time as the documents are processed by FINRA.

Effective March 31, 2011, Mr. Arthur W. Skagen resigned as a director and as the Chief Executive Officer, President, Secretary and Treasurer of the Company and resigned as a director of the Company. Mr. Donald O. Fairhorm resigned as the Chief Financial Officer, Treasurer and principal accounting officer of the Company. The resignations were not due to any disagreements with the Company.

Effective March 31, 2011, Mr. Kenneth A. Goggans was appointed as a director of the Company and as the Chief Executive Officer, President, Secretary and Treasurer of the Company.

As a result of the recent change in control of the Company, the Company has moved its principal executive offices to 1513 Houston Street, Sulphur Springs, Texas 75482; and its new office telephone number is (903) 439-6400. For more information, contact Kris Goggans at 903.439.6400.

About the company:

The company is a Nevada corporation that currently has limited operations. It is a fully reporting company quoted on the Pink Sheets under the symbol SRUI.

Notice Regarding Forward-Looking Statements

This news release contains "forward-looking statements", as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future, including but not limited to, the accomplishment of any plans for any acquisitions, oil and gas operations or results from such programs, and the timelines within which such items may be accomplished, as referred to in this news release.

 Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with oil and gas exploration and the ability to complete acquisitions. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. There can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our most recent annual report for our last fiscal year, our quarterly reports, and other periodic reports filed from time-to-time with the Securities and Exchange Commission.